Amendment No. 7
to
Executive Employment Agreement

This Amendment No. 7 to the Executive Employment Agreement dated as of April 1, 2000, as amended to date (the “Agreement”) between BMC Software, Inc. (the “Employer”) and the undersigned executive (the “Executive”) is entered into as of this 1st day of February, 2008 (the “Effective Date”).

For and in consideration of the mutual agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Employer and the Executive hereby agree that the Agreement shall be amended as follows, effective as of the Effective Date:

1.	Section 2.3 is amended to provide that Mr. Barnea’s title shall be Senior Vice President- Global Sourcing Practices;

2.	Executive hereby accepts his appointment to Senior Vice President-Global Sourcing Practices and agrees that his appointment to such position, the associated title and office change and any associated changes in his responsibilities from those previously applicable to Executive shall not constitute Good Reason as defined in Section 6.3(b) of the Agreement and shall not entitle Executive to resign for Good Reason pursuant to Section 6.1(f) of the Agreement; and

3.	Executive and Employer hereby terminate Paragraph 4 of Amendment No. 6 to the Agreement which provided (i) that a previous change in Executive’s title and responsibilities effective as of April 19, 2006 did constitute Good Reason and (ii) that Employer extended the time period that Executive could voluntarily resign his employment from the Company for Good Reason for 60 days to two years, with such period previously scheduled to expire on April 19, 2008. The parties hereby agree that such extension and time period during which Executive could have voluntarily resigned his employment with the Company for Good Reason is hereby terminated contemporaneously with the execution of this Amendment No. 7.

4.	Executive is eligible for a retention bonus in the amount of $250,000 (the “Retention Bonus”). The Retention Bonus will become vested and payable to Executive if Executive remains continuously employed by the Employer from the Effective Date through March 31, 2009. Subject to the preceding sentences, the Retention Bonus will be paid to Executive, less applicable withholdings, as soon as administratively practicable after March 31, 2009. Should Executive voluntarily terminate his employment or if Employer terminates Executive’s employment for Cause (as defined in the Agreement) prior to March 31, 2009, Executive will automatically forfeit the Retention Bonus.

5.	This Amendment No. 7 (a) shall supersede any prior agreement between the Employer and the Executive relating to the subject matter of this Amendment No. 7 and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Employer and all persons lawfully claiming under the Executive.

6.	Except as expressly modified by this Amendment No. 7, the terms of the Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Amendment No. 7 as of the day and year first above written.

EXECUTIVE	EMPLOYER
BMC SOFTWARE, INC.
/s/ DAN BARNEA	By: /s/ MIKE VESCUSO

Dan Barnea Mike Vescuso, SVP — Administration